Exhibit 99.1

News Release

FOR RELEASE:  For Immediate Release

CONTACT:        Ray Singleton
                              303-296-3076, ext. 102

EARTHSTONE ENERGY REPORTS ON NEBRASKA COMPLETION.

DENVER, COLORADO – September 6, 2013 - EARTHSTONE ENERGY, INC. (NYSE MKT:ESTE) reported that the Company has begun completion operations on its first deep Pennsylvanian test in Cheyenne County, Nebraska.  During drilling operations, the Schmale 34-20 reached a total depth of 6,550 feet and was cased to 6,200 feet in order to more fully test the productive capacity of the well.  During completion operations, two zones were tested; one in a Pennsylvanian age interval and one in a Permian age interval.  While some oil was recovered, at this time, volumes are not sufficient to warrant building production facilities.  The Company and its partners have suspended operations and are assessing further actions which could include further stimulation to existing zones, testing additional zones or plugging the well.  The Company expects to resume operations in the next thirty days.  Earthstone is the Operator of the well and has a 45% working interest in this venture. The remaining ownership in this project is held by unrelated, privately-held, third parties.  As previously disclosed, the Company has acquired approximately 70 square miles of 3D seismic data and 30,000 acres of leasehold in the area; primarily in Cheyenne County.

“It is hard to believe that a formation with that much porosity would give up such a small amount of fluid,” commented Ray Singleton, President of Earthstone. “We continue to work with various service companies in efforts to understand and overcome this challenge.  Regardless of the ultimate outcome of this first well, the knowledge and data that we gain will refine our understanding of the geology and geophysics in these deeper formations.  The Company still anticipates drilling one or two more wells over the next 18 months.”

ABOUT EARTHSTONE ENERGY:
Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and southern Texas.  Earthstone is currently traded on NYSE MKT under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

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THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding the future contributions of various personnel.  Factors that could cause actual results to differ materially include, contract terms and compensation in addition to economic and political events affecting supply and demand for oil and gas and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed for March 31, 2013 and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2013,.  The Company disclaims any obligation to update forward-looking statements.